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Exhibit 10.1

RESIGNATION AND RELEASE AGREEMENT

        This Resignation and Release Agreement ("Agreement") is made and entered into this 20th day of October, 2008 by and between Mark DePuy ("Employee"), and Venoco, Inc. ("Employer" or the "Company").

        WHEREAS, Employee and the Company are parties to that certain Employment Agreement dated as of August 22, 2005 as amended on July 10, 2006 (the "Employment Agreement");

        WHEREAS, pursuant to an award agreement dated August 15, 2005 (the "2005 Award Agreement") Employee was granted options to purchase 187,500 shares of Company common stock under the Company's 2000 Stock Incentive Plan as more particularly described on Exhibit "A" hereto (the "2005 Option Grant");

        WHEREAS, pursuant to an award agreement dated January 23, 2006 (the "2006 Award Agreement") Employee was granted options to purchase 100,000 shares of Company common stock under the Company's Amended and Restated 2005 Stock Incentive Plan, as more particularly described in Exhibit "A" (the "2006 Option Grant");

        WHEREAS, Employee and Company have mutually agreed that Employee will resign his current position as the Company's Executive Vice President and Chief Operating Officer and, effective with such resignation, the Employment Agreement will terminate and all rights and obligations arising thereunder will cease and be released by the parties hereto; and

        WHEREAS, in consideration of the mutual promises and obligations contained herein, the sufficiency of which consideration is hereby acknowledged by each party, Employee and the Company hereby agree as follows.

        1.     Resignation Date.    Employee shall resign his employment with the Company effective November 3, 2008 (the "Resignation Date").

        2.     Payments and Benefits.

          (a)   On the Resignation Date, subject to Employee having not revoked this Agreement during the Revocation Period, the Company will pay to Employee 50% of the Severance Amount, less applicable withholding amounts. In addition, on the Resignation Date the Company will pay Employee all wages earned and vacation accrued through the Resignation Date, less applicable withholding amounts. For the purposes of this Agreement (i) the term "Revocation Period" refers to the period which begins upon Employee's execution and delivery of this Agreement and ends seven calendar days after such execution and delivery; and (ii) the term "Severance Amount" means $899,293.50. On January 5, 2009 Company shall pay Employee the remaining 50% of the Severance Amount, less applicable withholding amounts.

          (b)   On the Resignation Date all unvested options under the 2005 Option Grant and 2006 Option Grant shall automatically terminate and the number of vested options and the remaining period within which they may exercised shall automatically be adjusted as set forth on Exhibit "A". The Parties agree to take such further action as may be necessary to document the option relinquishment and adjustment of the exercise period set forth in Exhibit "A" hereto.

          (c)   Reporting of and withholding for tax purposes in respect of any consideration provided under this Agreement will be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of a payment pursuant to this Agreement which relates solely to Employee's personal tax liability, Employee, or Employee's heirs or estate, will pay any such claim within thirty

  (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims.

        3.     Release of All Claims.

          (a)   Employee, for himself and for his successors, heirs, agents, attorneys, assigns and representatives, releases and discharges Employer and its predecessors, successors, parents, subsidiaries, affiliates and assigns and each of their respective officers, directors, principals, stockholders, agents, attorneys and employees (collectively, the "Company Parties") from any and all claims of any nature and kind, known or unknown, suspected or unsuspected, past or present, including those related to, arising from, or attributed to (1) Employee's employment with Employer, (2) the termination of the Employment Agreement, (3) any claims for compensation or benefits related to or arising under the Employment Agreement, (4) all federal, state and municipal statutes, ordinances and regulations, including but not limited to claims of discrimination based on race, age, sex, national origin, disability, whistleblower status, public policy, or any other characteristic of Employee, under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act, the California Fair Employment and Housing Act, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason, (5) state and federal common law, (6) any claim which was or could have been raised by Employee including, but not limited to, claims for wrongful termination, breach of the covenant of good faith and fair dealing, retaliation or defamation and (7) all other acts or omissions of the Company Parties related to any matter up to and including the date of his execution of this Agreement (collectively, the "Claims").

          (b)   Notwithstanding anything in this Agreement to the contrary, the claims released by Employee shall not encompass any claims Employee may have (i) concerning Employee's indemnity or defense rights pursuant to the Company's certificate of incorporation, by-laws, applicable provisions of Delaware law or under the Employment Agreement, (ii) for coverage under applicable D&O insurance policy(ies), pursuant to the terms and conditions of such policy(ies), whether as an officer or employee, (iii) arising out of Company's failure to timely and fully satisfy its obligations under this Agreement or (iv) any claims relating to actions of the Company occurring after the Resignation Date.

          (c)   The Company releases and discharges Employee from any and all claims of any nature and kind, known or unknown, suspected or unsuspected, past or present, including those related to, arising from, or attributed to, Employee's employment with Company. Notwithstanding anything in this Agreement to the contrary, the claims released by Company shall not encompass any claims Company may have against Employee (i) arising out of Employee's failure to timely and fully satisfy his obligations hereunder, (ii) relating to actions of the Employee occurring after the Resignation Date, and (iii) concerning theft, fraud, self dealing or embezzlement.

        4.     Employee's Obligations.    Employee agrees not to assign or bring, and warrants that he has not assigned or brought, any claim, complaint, charge, or proceeding against Employer in any court or other forum, related to, arising from or attributed to the Employment Agreement, the termination thereof, or any other matter covered by the release contained in Section 3(a) of this Agreement.

        5.     Warranties.    Employee agrees, represents and warrants that:

          (a)   the consideration described in Sections 2(b) and 8 of this Agreement is not something to which he is otherwise entitled and is sufficient consideration for the execution of this Agreement and, along with the amounts described in Section 2(a), is paid by or on behalf of the Employer in full satisfaction and settlement of all Claims;

          (b)   he is legally and mentally competent to sign this Agreement;

          (c)   he is the sole owner of all Claims that have been or could have been asserted, that he has the requisite capacity and authority to make this Agreement, and that no portion of any existing or potential Claims has been sold, assigned, pledged or hypothecated by him to any third party; and

          (d)   he possesses the exclusive right to receive all of the money paid in consideration for this Agreement.

        6.     No Admission of Liability.    Employee acknowledges that Employer has entered into this Agreement for the sole purpose of resolving all matters arising under the employment relationship between Employer and Employee. Employee further agrees that neither this Agreement nor any action or acts taken in connection with this Agreement, nor pursuant to it, will constitute an admission or any evidence of wrongdoing on the part of Employer, its employees, directors, agents or any other person or entity.

        7.     Confidentiality/Non-Compete/Non-Solicitation.

          (a)   Employee shall maintain as confidential all nonpublic information related to the Company, its operations, finances, strategies, business practices, properties, personnel and assets. Employee agrees that his breach of his confidentiality obligations constitutes a material breach, entitling Employer, at its sole option, injunctive relief and/or damages against Employee in addition to other remedies available at law or in equity.

          (b)   For a period of two (2) years from the date hereof, Employee will not offer to acquire or acquire, directly or indirectly, oil and gas properties or interests which the Company has, or has had, an interest in acquiring during the period Employee was employed by the Company. On or before November 4, 2008 the Company shall provide Employee with a list of oil and gas properties which the Company has considered acquiring during the period of Employee's employment with the Company.

          (c)   For a period of two (2) years from the date hereof, Employee agrees not to solicit for employment or to employ any of the current employees of the Company without obtaining the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion.

        8.     Consulting Agreement.    From November 4, 2008 through December 31, 2008, Employee shall provide consulting services to Company if and as requested by Company pursuant to the Company's standard form consulting agreement attached hereto as Exhibit "B". Employee's services shall be billed at the rate of $175/hour and Company agrees to engage Employee for a minimum of 80 hours per month during the period.

        9.     Entire Agreement.    This Agreement constitutes the entire agreement of the parties relating to the employment and termination of employment of Employee with Employer. Except as otherwise provided in this Agreement, all previous agreements and representations between Employer and Employee are superseded by this Agreement, including, without limitation, the Employment Agreement, which is hereby terminated. No term, provision or condition of this Agreement may be modified in any respect except by a writing executed by both parties hereto. Except as expressly set forth herein, no person has made any representations or promises on behalf of any of the parties. This Agreement has not been executed in reliance upon any representation or promise except those contained herein.

        10.   Waiver.    The failure of either party to enforce or to require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall such failure preclude or estop the subsequent enforcement of such term or provision or the enforcement of any subsequent breach.

        11.   Severability.    Every part, term or provision of this Agreement is severable from the others. This Agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected by any possible future finding of a duly constituted authority that a particular part, term or provision is invalid, void or unenforceable.

        12.   Construction.    This Agreement shall be deemed drafted equally by all the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are for convenience and are not intended to affect construction or interpretation. This Agreement represents a compromise of disputed claims and is not to be construed as an admission, direct or indirect, against any interest of the parties. The plural includes the singular and the singular includes the plural; "and" and "or" are each used both conjunctively and disjunctively; "any" and "all" each mean "any and all"; "each" and "every" each mean "each and every"; and "including" and "includes" are each "without limitation."

        13.   Choice of Law.    This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Colorado and, where applicable, the laws of the United States.

        14.   Timing of Settlement and Payment.    Employee acknowledges and agrees that he has been allowed at least 21 days to consider this Agreement before accepting (and, in the event that he executes this Agreement prior to the twenty-first (21st) day after receipt of it, he expressly intends such execution as a waiver of any rights he has to review the Agreement for the full 21 days and represents that any such waiver is voluntary and made without any pressure, representations or incentives from the Company for such early execution). Upon execution, Employee will have seven days to revoke this Agreement. This Agreement shall not become effective or enforceable, and the Severance Amount will not be paid, until the expiration of this seven day period. If Employee chooses to revoke this Agreement, he must provide written notice to the Company's General Counsel by facsimile to (805) 745-1816 during the Revocation Period. If Employee does not revoke this Agreement during the Revocation Period, the right to revoke is lost. At its option, Employer may require that Employee acknowledge in writing that he has not revoked this Agreement during this seven day period as a prerequisite for payment of the Severance Amount. The consideration set forth in Section 2 represents full and final payment of all wages, compensation, bonuses, stock, stock options or other benefits from the Company which are or could be due to him under the terms of his employment with the Company, the Employment Agreement, the 2005 Award Agreement, the 2006 Award Agreement, or otherwise.

        15.   Advice to Seek Counsel.    Employee acknowledges and agrees that he is hereby being advised to consult with an attorney prior to executing this Agreement.

        16.   Acknowledgment of Terms.    Employee acknowledges that he has carefully read this Agreement; that he has had the opportunity for review of it by his attorney; that he fully understands its final and binding effect; that the only promises and representations made to him/her to sign this Agreement are those stated herein; and that he is signing this Agreement voluntarily.

EMPLOYEE

/s/ Mark DePuy Mark DePuy

VENOCO, INC.

By:	/s/ Timothy M. Marquez Timothy M. Marquez Chief Executive Officer

Exhibit "A"
Outstanding Options as of October 20, 2008

Plan	Date Granted	Ex. Price	Total Granted	Vested	Exercised	Unvested
2000	8/15/2005	12.00	93,750	75,000	1,000	18,750
2000	8/15/2005	13.33	93,750	75,000	0	18,750
2005	1/23/2006	20.00	100,000	60,000	0	40,000

Outstanding Options Following Resignation Date

Plan	Date Granted	Ex. Price	Vested	Expiration Date	Unvested
2000	8/15/05	12.00	45,875	October 31, 2011	0
2000	8/15/05	13.33	46,875	October 31, 2011	0
2005	1/23/06	20.00	50,000	October 31, 2011	0

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  Exhibit 10.1
RESIGNATION AND RELEASE AGREEMENT